UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2026

Leef Brands, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-56824

British Columbia	98-1653633
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Suite 2500 Park Place

666 Burrard Street

Vancouver, BC V6C 2X8, Canada

(Address of principal executive offices, including zip code)

(416) 797-6455

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 14, 2026, Leef Brands, Inc., a British Columbia corporation (the “Company”), LEEF Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Standard Holdings, Inc., a Delaware corporation (“SHI”), and Robert J. Mendola, Jr., solely in his capacity as representative of the stockholders of the Company (the “Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Upon the closing of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) whereupon the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation of the Merger as a wholly owned subsidiary of the Company.

As consideration for the Merger, the Company will (a) issue an aggregate of 12,592,960 shares of the Company’s common shares, no par value (“Merger Shares”), to the holders of SHI’s senior preferred stock and (b) pay an aggregate of $10,000.00 in cash to the holders of SHI’s common stock and series seed preferred stock. The closing issuance of Merger Shares may be adjusted after the closing, pursuant to procedures set forth in the Merger Agreement, in connection with the finalization of working capital amounts at closing. The Merger Shares will be subject to a twelve (12) month lock-up agreement, with one-third (1/3) of the Merger Shares being released from the lock-up obligation after each four month period following the closing date.

Each stock option and warrant of SHI (“Convertible Securities”) that remains outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and terminated as of the Effective Time without the payment of any consideration therefor.

In connection with the Merger, the Company will continue to retain the services of certain executive officers of SHI following the closing date (the “Continuing Officers”). In consideration for prior services rendered by the Continuing Officers to SHI and for the future services to be rendered to the Company and SHI following the closing date, the Company will issue to the Continuing Officers and their affiliates (a) an aggregate of 1,095,040 shares of the Company’s common shares, no par value (“Incentive Shares”), and (a) warrants to purchase an aggregate of 547,520 shares of the Company’s common shares, no par value, at a per share exercise price of CAD$0.25 (the “Incentive Warrants”). to the holders of SHI’s senior preferred stock. The Incentive Warrants will have a term of two years from the Effective Date.

The Merger Agreement contains customary representations, warranties and covenants and indemnification provisions. The transactions contemplated by the Merger Agreement are expected to close on or before April 30, 2026. As of the closing of the Merger Agreement, the Representative will be a stockholder of SHI and also is a current member of the Board of Directors of the Company, and as such the Representative has agreed to recuse himself from participation in any matter brought before the Company’s Board of Directors concerning the Merger Agreement between the Company, on the one hand, and SHI stockholders, on the other hand.

The Merger Shares, the Incentive Shares, the Incentive Warrants and common shares issuable upon exercise of the Incentive Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

The foregoing descriptions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The Merger Agreement has been attached to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Merger Sub or SHI. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by SHI in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and SHI rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or SHI.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On April 16, 2026, the Company issued a press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Agreement and Plan of Merger dated April 14, 2026 by and among Leef Brands, Inc., LEEF Merger Sub Inc., Standard Holdings, Inc. and Robert J. Mendola, Jr.
99.1	Press release dated April 16, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leef Brands, Inc.
Date: April 17, 2026	By:	/s/ Kevin Wilson
Kevin Wilson
Chief Financial Officer